Exhibit 10.50

February 2, 2012

Dave Pace
Chief Resource Officer
OSI Restaurant Partners, LLC

Dear Dave:
This will evidence my agreement to hereby amend my employment agreement to provide that effective as of January 1, 2012 my base salary will be reduced by $75,000 to $925,000 and my bonus target will be increased from 85% of base salary to 100% of base salary.

Very Truly Yours,
/s/ Elizabeth Smith
Elizabeth Smith